                                                                    EXHIBIT 10.6


                         SeaChange International, Inc.
                          124 Acton Street, 2nd Floor
                          Maynard, Massachusetts 01754


                                    June 12, 1996

Mr. Joseph S. Tibbetts, Jr.
116 Farm Street
Dover, MA  02030

     Re:  SeaChange International, Inc.
          -----------------------------

Dear Joe:

       It is with great pleasure that I offer you a position at SeaChange International, Inc. (the "Company") as Vice President, Finance and Administration, Chief Financial Officer and Treasurer (collectively, "CFO"). As CFO, you would be reporting directly to me as President and Chief Executive Officer of the Company and, as appropriate, directly to the Board of Directors. As we have discussed previously, we would like to extend to you this offer of employment under the following terms.

       No later than June 30, 1996, you will commence employment with the Company. Your initial salary will be $16,666.66 per month, equal to $200,000 on an annualized basis. Such salary shall be paid in conformance with the Company's customary practice as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis.

       Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 124,550 shares of Common Stock, $.01 par value, of the Company (which represents 1.5% of the 8,304,337 shares of Common Stock issued and outstanding assuming (i) the issuance of all of the 468,500 shares of Common Stock reserved under the Company's 1995 Stock Option Plan and (ii) the conversion of all Series A and Series B Preferred Stock at a 100-for-1 ratio and a 1-for-1 ratio, respectively. The option will be an incentive stock option (to the extent permissible) and will be subject to the Company's standard Incentive Stock Option Agreement, a copy of which has been delivered to you, including vesting at the rate of 20% of the shares per year, except that (i) 20,000 shares will immediately become exercisable in the event of the initial public offering of shares of the Company's Common Stock (which 20,000 shares will be allocated equally among the remaining vesting periods); and (ii) in the event of a "change in control" of the Company, all of the shares will become immediately exercisable. For purposes of the preceding sentence, a "change in control" shall mean: the Company's merger or consolidation with or into another corporation where the Company is not the surviving corporation; a sale, liquidation, disposal or transfer by the Company of all or substantially all of its assets; an acquisition by any unrelated party or group acting in concert of 50% or more (in the aggregate) of the Company's capital stock; any acquisition of interests in the Company in

Mr. Joseph S. Tibbetts
June 12, 1996
Page 2

connection with which the former directors of the Company become a minority of the members of the Board of directors; or any functionally similar change to any of the foregoing to the ownership or management of the Company.

       You will also be entitled to participate in the Company's benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank. Our current benefits package includes comprehensive medical coverage, dental insurance, life and AD&D, and long term disability. The medical insurance is 90% paid for by the Company with a choice of three health care carriers. The Company pays 50% of the individual rate for the dental insurance. The life and AD&D insurance is 100% paid by the Company at two times salary. The long term disability insurance is employee paid. We also offer participation in a 401(k) plan with open enrollment on January 1 and July 1. These benefits are subject to change.

       Upon your request, the Company will lend you $50,000 at any time prior to June 30, 1997 and an additional $50,000 at any time between July 1, 1997 and June 30, 1998 for a five year term. Such loans will bear an interest rate equal to the Applicable Federal Rate determined under Section 1274(d) of the Internal Revenue Code and will be full recourse loans.

       In the event the Company terminates your employment without "cause" (as defined below) or you terminate your employment with the Company involuntarily (as defined below) (including, in each case, a termination by the Company's successor after the acquisition of the Company, or its business or assets) (i) at any time prior to June 30, 1997, the Company or its successor, as applicable, will pay you severance equal to 12 months salary continuation at your then current base salary and (ii) thereafter, the Company or its successor, as applicable, will pay you severance equal to six months salary continuation at your then current base salary, and, in each such case, (a) during the applicable 12 month or 6 month period, you will continue to participate in the company's medical insurance plan and, to the extent permissible under such plans, the Company's other benefit plans, to the same extent as prior to such termination, and (b) vesting under your stock option agreement will be accelerated by 12 months or 6 months, under (i) and (ii) above, respectively. Such severance will be paid in equal installments in accordance with the Company's customary payroll practices. For purposes hereof, termination by the Company shall be considered termination for "cause" if such termination is for one or more of the following reasons: (i) your conviction in a court of law of any felony; (ii) dishonesty or willful misconduct which materially adversely affects the reputation or business activities of the Company or (iii) your continuing material failure or refusal to perform your duties as an employee of the Company or to carry out in all material respects the lawful directives of the Company, after notice of such failure or refusal and failure to cure such failure or refusal within 30 days of such notice. For purposes hereof, your termination of your employment by the Company will be considered involuntary if you terminate upon the occurrence of any one or

Mr. Joseph S. Tibbetts
June 12, 1996
Page 3

more of the following events: (i) a reduction in your base salary; (ii) a substantial reduction in your benefits without a similar reduction of the benefits of the other executive officers of the Company; or (iii) without your express written consent, your assignment to duties substantially inconsistent with your titles as set forth above, or a substantial reduction in your duties.

       With the exception of the matters set forth in the preceding paragraph, the above employment terms are not contractual. They are a summary of our at-will employment relationship at the time you commence employment and, as such, are subject to later modification as business interests warrant. The Company believes that such an "at-will" relationship is in the best interests of both the Company and its employees.

       Lastly, as a condition of employment with SeaChange, you will be required to sign a standard Employee Noncompetition, Nondisclosure and Inventions Agreement, a copy of which is attached for your review.

       It will be a great pleasure to welcome you to SeaChange. I anticipate that you will be able to make a key contribution to the Company's success.


                                    Very truly yours,

                                    /s/ Bill Styslinger
                                    -------------------
                                    Bill Styslinger


Enclosures